SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

OGLEBAY NORTON COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY STATEMENT DATED MARCH             , 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2003

You are cordially invited to attend the Annual Meeting of Shareholders of Oglebay Norton Company. The Annual Meeting will be held at The Forum Conference and Education Center, 1375 East Ninth Street, Cleveland, Ohio, on Wednesday, April 30, 2003, at 10:00 a.m., Cleveland, Ohio time. At the Annual Meeting, we will ask you to:

•	elect nine Directors for a one year term expiring in 2004;

•	consider a proposal to amend and restate Oglebay Norton’s Code of Regulations; and

•	transact any other business that may properly come before the Annual Meeting.

The Board of Directors fixed the close of business on March 12, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting. Shareholders of record may vote their shares by using the Internet or the telephone or by marking their votes on the enclosed proxy card, signing and dating it and mailing it in the enclosed envelope. Instructions for voting by using the Internet or the telephone are set forth on the enclosed proxy card.

Oglebay Norton’s Proxy Statement is attached to this Notice. We are also mailing our Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2002 to you with this Notice.

The Board of Directors unanimously recommends a vote for each of the nine Directors listed on pages              and              of this Proxy Statement and for approval of the proposed amendment and restatement of the Code of Regulations.

YOUR VOTE IS IMPORTANT

Please vote by using the Internet or the telephone or by signing and dating your proxy card and returning it in the enclosed envelope.

By Order of the

Board of Directors

ROCHELLE F. WALK

Vice President and

    Secretary

March     , 2003

This Proxy Statement is first being mailed to shareholders on or about March             , 2003.

OGLEBAY NORTON COMPANY

North Point Tower

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

(216) 861-3300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2003

Oglebay Norton is providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 30, 2003, and at any postponement or adjournment of the Annual Meeting. We anticipate that the mailing of this Proxy Statement and accompanying form of proxy to shareholders will begin on or about March     , 2003. The date of this Proxy Statement is March     , 2003.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to consider two proposals:

•	Proposal 1—To elect nine Directors to the Board of Directors for a term of one year expiring in 2004. The nominees for Directors, with information about each of them, are set forth below under the heading “Proposal 1—Election of Directors.”

•	Proposal 2—To approve an amendment and restatement of Oglebay Norton’s Code of Regulations to clarify and update existing provisions. A description of the proposed amendments are set forth below under the heading “Proposal 2—Amendment and Restatement of Regulations.”

Additionally, at the Annual Meeting shareholders will hear reports and transact any other business that may properly come before the Annual Meeting, including any postponement or adjournment of the meeting.

Voting Rights and Proxy Information

Record Date; Quorum; Required Vote.    The Board of Directors of Oglebay Norton fixed the close of business on March 12, 2003 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of March 12, 2003,              common shares of Oglebay Norton were outstanding. Each common share of Oglebay Norton is entitled to one vote.

A majority of the common shares of Oglebay Norton issued and outstanding and entitled to vote must be represented in person or by proxy at the Annual Meeting for a quorum to be present for purposes of transacting business. A quorum being present, the Director nominees who receive the greatest number of votes will be elected as Directors. Approval of the proposal relating to the amendment and restatement of the Code of Regulations requires the favorable vote of a majority of the issued and outstanding shares of Oglebay Norton entitled to vote at the meeting. Abstentions and broker non-votes (shares held by brokers in street name that are not entitled to vote at the meeting due to the absence of specific instructions) are counted in determining votes present at the meeting. An abstention or broker non-vote has the same effect as a vote against a Director nominee or a proposal because each abstention or broker non-vote is one less vote for a Director nominee or in favor of a proposal.

Cumulative Voting.    In the election of Oglebay Norton’s Directors, you may cumulate your votes. Cumulative voting allows you to cast a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which your shares are entitled. You may cast all of your votes for one nominee or distribute your votes among two or more nominees. Cumulative voting is permitted only if a shareholder gives notice in writing to the President, a Vice President or the Secretary of Oglebay Norton at least 48 hours in advance of the Annual Meeting and an announcement is made at the beginning of the meeting by the President, Secretary or the shareholder who gave the notice. No shareholder has advised Oglebay Norton that such shareholder intends to cumulate votes at the Annual Meeting.

Proxies.    All common shares of Oglebay Norton represented at the Annual Meeting by properly appointed proxies will be voted in accordance with the instructions on the proxies. If no instructions are given, proxies will be voted FOR the election as Directors of the nominees listed under the heading “Proposal 1—Election of Directors.” If cumulative voting is in effect, shares represented by each properly appointed proxy card will be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card. However, the persons named in the proxy card will not vote any shares cumulatively for nominees for whom authority to vote was withheld. Proxies without instructions will also be voted FOR the approval of the proposal to amend and restate Oglebay Norton’s Code of Regulations listed under heading “Proposal 2—Amendment and Restatement of Regulations.” Oglebay Norton has no knowledge of any other matters to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named on the proxies will vote on these matters in accordance with their best judgment.

If you give a proxy pursuant to this solicitation, you may revoke the proxy at any time before it is voted. You may revoke your proxy by:

•	delivering a written notice of revocation dated later than the proxy to the Secretary of Oglebay Norton (at the address included on page 1 of this Proxy Statement);

•	properly appointing another proxy for the same shares and delivering it to the Secretary of Oglebay Norton; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke your proxy).

Oglebay Norton will pay the cost of preparing and mailing its proxy materials to the shareholders of Oglebay Norton in connection with the Annual Meeting. Oglebay Norton will also pay for the cost of soliciting proxies, including a fee of approximately $             payable to Georgeson & Company Inc. In addition to the solicitation of proxies by the use of the mails, Oglebay Norton may solicit the return of proxies in person and by telephone, telecopy or email. Through Georgeson & Company Inc., Oglebay Norton will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Oglebay Norton’s Board of Directors currently has nine members. The Board is not classified, and each Director elected at the Annual Meeting will serve a one year term, expiring at the Annual Meeting in 2004, and until a successor is elected and qualified. The biographies of each of the Director nominees standing for election are included below. One of Oglebay Norton’s current directors, John D. Weil, will not stand for re-election. Proxies cannot be voted for a greater number of persons than the number of nominees contained in this Proxy Statement. The Board of Directors of Oglebay Norton recommends a vote FOR each of Malvin E. Bank, William G. Bares, James T. Bartlett, Albert C. Bersticker, John N. Lauer, Madeleine W. Ludlow, Michael D. Lundin, William G. Pryor and Judith A. Wolfe as Directors whose term in office will expire in 2004.

If any of these nominees become unavailable, it is intended that the proxies will be voted as the Board of Directors determines. Oglebay Norton has no reason to believe that any of the nominees will be unavailable. The nine nominees receiving the greatest number of votes will be elected as Directors.

Nominees for Term Expiring in 2004

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Malvin E. Bank	72	Chairman, Metropolitan Bank & Trust Company and Metropolitan Financial Corp., General Counsel, The Cleveland Foundation, a charitable organization serving Greater Cleveland. Previously, a Partner with Thompson Hine LLP, a law firm, for more than five years.	1977

William G. Bares	61	Chairman of the Board and Chief Executive Officer, since January 2003, Chairman of the Board, President and Chief Executive Officer, from April 1996 to January 2003, President and Chief Executive Officer, from January 1996 to April 1996, and President and Chief Operating Officer, from 1987 to 1995, of The Lubrizol Corporation, Cleveland, Ohio, a high performance fluid technologies company. Mr. Bares also serves on the Boards of Directors of Applied Industrial Technologies, Inc. and KeyCorp.	1982

James T. Bartlett	66	Advising Director since 2002 and Managing Director for more than five years until 2002, of Primus Venture Partners, Inc., Cleveland, Ohio, and fund manager for Primus Capital Fund and Primus Capital Funds II, III, IV and V, venture capital limited partnerships, for more than five years. Mr. Bartlett also serves on the Boards of Directors of Keithley Instruments, Inc. and The Lamson & Sessions Co., is President of the Board of Trustees of the Cleveland Museum of Art and is a trustee of Berea College.	1996

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since

Albert C. Bersticker	68	Retired since May 1, 1999, Chairman of the Board, from January 1, 1999 until May 1, 1999, Chairman and Chief Executive Officer, from January 1, 1996 to December 31, 1998, and President and Chief Executive Officer, from May 1991 to December 1995, of Ferro Corporation, a producer of specialty coatings, plastics, electronic materials, chemicals and ceramics. Mr. Bersticker also serves on the Board of Directors of Brush Engineered Materials Inc., and is Treasurer and on the Board of Trustees of St. Johns Medical Center in Jackson, Wyoming.	1992

John N. Lauer	64	Chairman of the Board of Oglebay Norton since July 1998, Chief Executive Officer, from January 1, 1998 to December 4, 2002, President from January 1, 1998 to November 1, 2001, retired private investor and Ph.D. student, 1994 to December 1997, President and Chief Operating Officer, The B.F. Goodrich Company, a chemical and aerospace company, from 1990 to 1994. Mr. Lauer also serves on the Boards of Directors of Diebold, Incorporated and Menasha Corporation.	1998

Madeleine W. Ludlow	48

President and Chief Executive Officer since April 2001, President from January 2001 to April 2001, and Senior Vice President and Chief Financial Officer, from July 2000 to January 2001, of Cadence Network, Inc., a privately held cost management company, Vice President and Chief Financial Officer, February 1999 to July 2000, of Cinergy Corporation, an electric and gas utility company, President, Energy Commodities Business Unit, from April 1998 to February 1999, and Vice President and Chief Financial Officer, from April 1997 to April 1998, of Cinergy Corporation, a public utility company. Ms. Ludlow was Vice President of the Public Service Enterprise Group, a public utility company, from 1992 to 1997.

			1999

Michael D. Lundin	43	President and Chief Executive Officer of Oglebay Norton since December 4, 2002, President and Chief Operating Officer, from November 1, 2001 to December 4, 2002, Vice President of Michigan Operations and President of Michigan Limestone Operations, Inc., from April 2000 through October 2001, and President of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay Norton.	2001

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since

William G. Pryor	63	Retired since August 1, 2002, President, from April 1993 to August 1, 2002, of Van Dorn Demag Corporation, a manufacturer of plastic injection molding equipment, President and Chief Executive Officer of Van Dorn Corporation (predecessor to Van Dorn Demag Corporation), from January 1, 1992 to April 20, 1993. Mr. Pryor also serves on the Board of Directors of Oxis International, Inc.	1997

Judith A. Wolfe	49

President since March 2001, and Vice President from 1996 to March 2001, of Forest City Finance Corporation, a wholly owned subsidiary of Forest City Enterprises, Inc., a diversified real estate company. Ms. Wolfe is a member of the Board of Trustees of El Barrio, Inc., a non-profit organization that provides services to the Hispanic community.

Board and Committee Attendance

The Board met six times during 2002, including regularly scheduled and special meetings. Each Director attended at least 75% of all of the 2002 meetings of the Board and of those committees on which such Director served.

Structure/Committees of the Board

The Board of Directors establishes broad corporate policies and oversees the overall performance of Oglebay Norton. However, it is not involved in day-to-day operations. Directors are kept informed of Oglebay Norton’s business through discussions with the Chief Executive Officer and other officers, by reviewing quarterly analyses and reports, and by participating in Board and committee meetings.

In 1999, the Board designated a non-employee “Lead Director” to act as the Director liaison between the Board and Oglebay Norton management. The Board named Mr. Bersticker as initial Lead Director, and has approved Mr. Bersticker to continue to serve as Lead Director until the 2004 Annual Meeting of Shareholders or his resignation or the appointment of his successor.

During 2002, the Board had three standing committees. From time to time, the Board of Directors also creates temporary subcommittees to address specific issues facing Oglebay Norton. In January 2003, the Board realigned its committees and now has four standing committees. The Board’s standing committees, as they existed in 2002 and as currently in existence, are described below.

Executive Committee.    This committee existed in 2002 and continues in existence now. The current members of the Executive Committee are Ms. Ludlow (Chairwoman) and Messrs. Bares, Bartlett, Bersticker, Lauer and Lundin. The Executive Committee may exercise all of the authority of the Board of Directors subject to specific resolutions of the Board and provisions of Ohio law. The Executive Committee meets only if a meeting is called by its Chairwoman. The Executive Committee did not meet during 2002.

Audit Committee.    The Audit Committee is comprised solely of Directors who are independent directors under NASDAQ’s existing corporate governance standards, and no member of Oglebay Norton management is a member of the committee. The current members of the Audit Committee are Mr. Bartlett (Chairman), Ms. Ludlow and Messrs. Bersticker and Pryor. This committee amended its charter on February 18, 2003. A copy of the amended charter is attached as Appendix A to this Proxy Statement. The purpose of the Audit Committee is to conduct reviews and investigate matters, make recommendations, hold discussions and take other actions regarding the preparation of financial statements and the audit of financial results, including retention of external audit firms, internal controls and processes, good business practices and procedures, legal compliance and other matters concerning the financial health of Oglebay Norton. The predecessor to the Audit Committee, which was the Audit and Compliance Committee, met four times during 2002.

Governance and Nominating Committee.    The Governance and Nominating Committee is comprised solely of Directors who are independent directors under NASDAQ’s existing corporate governance standards, and no member of Oglebay Norton management is a member of the committee. The current members of the Governance and Nominating Committee are Mr. Bares (Chairman), Ms. Ludlow and Messrs. Bank and Bersticker. Effective as of January 13, 2003, the Governance and Nominating Committee adopted a written charter. The purpose of the Governance and Nominating Committee is to conduct reviews, investigations and evaluations, make recommendations, develop policies or guidelines and take other actions regarding Oglebay Norton Board composition, effectiveness and succession, regulatory and legal compliance, and governance and conduct matters.

The Governance and Nominating Committee will consider nominees for the Board of Directors submitted by shareholders. Recommendations by shareholders should include the following information:

•	the nominee’s name, age and business and residence addresses;

•	the nominee’s principal occupation and qualifications to serve as a director;

•	a list of companies of which the nominee is an officer or director;

•	a statement on whether the nominee is a United States citizen;

•	the number of common shares of Oglebay Norton owned by the nominee;

•	the name of the recommending shareholder; and

•	the nominee’s written consent to be nominated.

Nominations should be mailed to: Chairman, Governance and Nominating Committee, c/o Rochelle F. Walk, Vice President, General Counsel and Secretary, Oglebay Norton Company, North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151.

The predecessor to the Governance and Nominating Committee, which was the Compensation, Organization and Governance Committee, met five times in 2002.

Organization and Compensation Committee.    The Organization and Compensation Committee is comprised solely of Directors who are independent directors under NASDAQ’s existing corporate governance standards, and no member of Oglebay Norton management is a member of the committee. The current members of the Organization and Compensation Committee are Mr. Bersticker (Chairman), Messrs. Pryor and Bartlett, and Ms. Ludlow. The purpose of the Organization and Compensation Committee is to conduct reviews and evaluations, make recommendations, establish, implement and administer programs and plans, oversee regulatory compliance, prepare and issue reports and take other actions regarding executive and director compensation, executive officer performance and equity and other incentive or severance matters. The predecessor to the Organization and Compensation Committee, which was the Compensation, Organization and Governance Committee, met five times in 2002.

Report of Audit Committee

The Audit Committee oversees Oglebay Norton’s financial reporting process as well as ethical and legal conduct on behalf of the Board of Directors. In performing its functions, the committee acts in an oversight capacity and relies on the work and assurances of Oglebay Norton’s management and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, as well as setting and implementing policy and training with respect to ethical and legal conduct. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, and met with management and reviewed management reports with respect to ethical and legal conduct. The committee reviewed with Oglebay Norton’s counsel the legal and regulatory matters that may have a material impact on the financial statements. The members of the committee are independent, as that term is defined under Rule 4200 of the National Association of Securities Dealers’ listing standards.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Oglebay Norton’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States as set forth in the Codification of Statements on Auditing Standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and Oglebay Norton, including the matters in the written disclosures and letter required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with Oglebay Norton’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their audits, their evaluations of Oglebay Norton’s internal controls and the overall quality of Oglebay Norton’s financial reporting. The Audit and Compliance Committee, the predecessor to the Audit Committee, met four times in 2002. The committee recommended to the Board of Directors the engagement of Ernst & Young LLP as Oglebay Norton’s independent auditors for 2003 and reviewed the experience and qualifications of the key partners and managers. The committee also discussed with Ernst & Young LLP the quality of Oglebay Norton’s financial and accounting personnel.

The committee reviewed the existing charter following the adoption of the Sarbanes-Oxley Act of 2002 and recommended changes that were approved by the Board of Directors on February 18, 2003. A copy of the amended charter, which the Board of Directors has adopted, is attached as Appendix A to this Proxy Statement.

Fees paid or accrued by Oglebay Norton for audit and other services provided by Ernst & Young LLP for the year ended December 31, 2002 were as follows:

Annual Audit Fees

Fees for the audit of Oglebay Norton’s financial statements for fiscal year 2002 totaled $404,200.

Financial Information Systems Design and Implementation Fees

No fees were paid by Oglebay Norton in fiscal year 2002 with respect to the above captioned services.

All Other Fees

All other fees paid by Oglebay Norton in fiscal year 2002 totaled $112,279, including audit related services of $72,279 and non-audit services of $40,000 (related to state and local taxes). Audit related services generally include fees for services in connection with employee benefit plan audits, business acquisitions, accounting consultations and registration statements filed with the Securities and Exchange Commission.

The provision of these services by the independent auditors in 2002 were compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the committee recommended on February 18, 2003 to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James T. Bartlett, Chair

Madeleine W. Ludlow

Albert C. Bersticker

William G. Pryor

February 18, 2003

Compensation of Directors

Directors who are not employees of Oglebay Norton receive a fee of $12,000 per year and $900 for each Board and committee meeting attended, including meetings of non-standing subcommittees, except for committee chairs who receive $1,200 for each committee meeting they chair. Non-employee Directors also receive an annual award of 800 common shares of Oglebay Norton under the Oglebay Norton Company Director Stock Plan, except for the Lead Director who receives 1,100 shares annually. Directors are reimbursed for expenses they incur in attending Board and committee meetings.

In 1998, the stockholders approved the Oglebay Norton Company Director Fee Deferral Plan. The Director Fee Deferral Plan, which was amended and restated effective January 1, 2002, permits non-employee Directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of Oglebay Norton’s common shares at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash which is credited with a market rate of interest.

Amounts deferred into share units receive a 25% matching credit by Oglebay Norton, including a 25% matching credit for deferred dividend equivalents, but amounts deferred as cash do not receive any matching credit.

Beginning in 2002, Directors are also able to defer part or all of their annual award of common shares under the Director Stock Plan on the same terms as provided in the Director Fee Deferral Plan.

See “Officer Agreements—Employment Agreement with Mr. John N. Lauer” for information on the employment agreement between Oglebay Norton and John N. Lauer, the Chairman of the Board of Directors.

PROPOSAL 2

AMENDMENT AND RESTATEMENT

OF REGULATIONS

Shareholders are being asked to approve an amendment and restatement of Oglebay Norton’s Regulations to clarify and update various provisions. In particular, these changes:

•	permit increased use of communications equipment in meetings of shareholders and in providing notices and proxies; and

•	enhance the Board’s ability to administer routine functions and decision-making processes.

Electronic Communications.    Under Ohio’s General Corporation Law, as recently revised, shareholder meetings need not be held at a physical location. Instead, meetings may be held in “cyberspace” through means of communications equipment that permits shareholders or their proxies to participate in the meeting and to vote on matters submitted to the shareholders. The proposed amendments to the Regulations would permit communications equipment to be used for shareholder meetings. Oglebay Norton presently intends to continue to hold shareholder meetings at a physical location. However, if this proposal is approved, Oglebay Norton may in the future permit shareholders to join those meetings using communications equipment in accordance with Ohio law. The proposed amendments resulting from this change affect Sections 3 and 4 of the Regulations.

In addition to using communications equipment to facilitate shareholder meetings, changes in Ohio law have modernized the means through which corporations and their shareholders may provide notices. In addition to personal delivery and mail, notices may now be given via overnight delivery service or other means of communications equipment authorized by a shareholder, which would include facsimile or email if so authorized. The proposed amendments resulting from this change would enable us and our shareholders to communicate via such methods, and affect Sections 7 and 38 of the Regulations.

The proposed amendments clarify that the Board of Directors may fix the place, if any, of any special meeting of the shareholders of Oglebay Norton. This allows meetings to be held in cyberspace or at a physical location. Currently, the Regulations do not identify who may fix the place of such a meeting. This proposed amendment affects Section 9 of the Regulations.

Ohio law was previously modernized to allow for shareholders to deliver proxies through not only a writing, but also a verifiable communication authorized by the shareholder. Any transmission that creates a record capable of authentication, including, but not limited to, electronic mail and telephonic transmissions, is permitted. Although the current Regulations do not prohibit these alternative forms of proxy submission, the proposed amendments clarify that Oglebay Norton’s shareholders are entitled to deliver proxies through means other than a writing. The proposed amendment resulting from this change affects Section 6 of the Regulations.

Changes are also proposed to the Regulations to permit meetings of directors through the use of communications equipment to the extent permitted under Ohio law. Ohio law now permits directors’ meetings to be conducted using any form of communications equipment that permits directors not physically present to hear the proceedings, such as web-based or radio-wave based transmission equipment, rather than only telephones. The recent changes in Ohio law also permit a director to receive notices of meetings by means of email or other communications equipment to the extent authorized by that director. Approval of this proposal would enable the Directors to take advantage of these conveniences. The proposed amendments resulting from these changes affect Sections 15 and 38 of the Regulations.

Board Committees.    In addition to the changes in the Ohio General Corporation Law described above, Ohio law allows committees of the Board of Directors to consist of only one member. The proposed amendments change the Regulations to conform to the change in law on this matter. The proposed amendment resulting from this change affects Section 19 of the Regulations.

Principal Place of Business.    The proposed amendments provide the Directors with the power to change Oglebay Norton’s principal place of business from Cleveland, Ohio through an amendment to the Articles of Incorporation. Ohio law was recently revised to permit the Board of Directors to adopt such an amendment to the Articles of Incorporation. Although Oglebay Norton currently has no plans to move its principal offices from Cleveland, the current Regulations could preclude the Board of Directors from exercising their judgment to do so in the future. This proposed amendment affects Section 1 of the Regulations.

Required Vote for Approval of Matters.    The proposed amendments clarify that the required vote for any matter presented to the shareholders at a meeting will be as required by law or the Regulations (which is what the Regulations currently provide) or as required by Oglebay Norton’s Articles of Incorporation. This proposed amendment, which is intended to clarify that the Articles of Incorporation may contain provisions with respect to voting rights, affects Section 6 of the Regulations.

Date of Annual Meeting.    The proposed amendments eliminate a fixed meeting date for the annual meeting of shareholders of Oglebay Norton, currently the last Wednesday in April in each year. If the proposal is approved, the date, time and place of the annual meeting of shareholders will be as designated by the Board of Directors. This proposed amendment affects Section 4 of the Regulations.

Use of Ballots.    The proposed amendments eliminate the requirement that all elections of directors be held by ballot. If the proposal is approved, the shareholders will retain the right to demand the election of directors, or any other question before an annual meeting, be by ballot. This proposed amendment affects Sections 4 and 6 of the Regulations.

Required Board Approval of Director Pay.    The proposed amendments eliminate the ability of the Board of Directors to delegate to officers the authority to establish the compensation of the Board for services to Oglebay Norton. With approval of the amendment, the affirmative vote of the majority of all Directors in office would be required to establish such compensation. This proposed amendment affects Section 20 of the Regulations.

Eliminate Requirement That President Be Director.    The proposed amendments eliminate an existing requirement that the President of Oglebay Norton be a Director. This will permit greater flexibility to the Governance and Nominating Committee. This proposed amendment affects Section 21 of the Regulations.

Officer Compensation.    The proposed amendments eliminate the requirement that the Board of Directors approve the compensation of all officers of Oglebay Norton. This change allows delegation of executive compensation entirely to a committee, which is consistent with the charter for the Organization and Compensation Committee, or in the case of junior officers, to management. The Board of Directors does not believe it necessary that the compensation of all officers be approved by the full Board of Directors. The Board of Directors retains the power to oversee and approve executive compensation. This proposed amendment affects Section 21 of the Regulations.

Officer Functions.    The proposed amendments amend the description of duties of the President and Secretary of Oglebay Norton. As currently in force, the President must preside at all meetings of shareholders. Also, the Secretary must record all of the meetings of the shareholders, the Board of Directors and the Executive Committee. In each instance, Oglebay Norton proposes to allow the Board of Directors to designate another person to perform the relevant duties. The amendment would provide flexibility in events such as a vacancy in the position or, in the case of the Secretary, the desire of the Board to conduct a private session of the Board. These proposed amendments affect Sections 23 and 24 of the Regulations.

Record Dates.    The Regulations currently provide for the method of setting a record date for determining the shareholders entitled to (a) notice of, and to vote at meetings, (b) receive dividend payments or rights, (c) exercise rights in respect of any change, conversion or exchange of shares and (d) consent to any action necessitating such consent. As in effect, the Regulations mandate that the Board of Directors set a record date of not more than 50 days preceding the date of the relevant event. The proposed amendments increase the outside date for a record date to 60 days in accordance with what is allowed by Ohio law. This proposed amendment affects Section 33 of the Regulations.

Other Changes.    In addition to amendments for the above reasons, the proposed amendments also:

•	change the name of the company referenced on the Regulations to Oglebay Norton Company from Oglebay Minerals Company, Inc., which was our name until March 5, 1999, when the shareholders approved a holding company reorganization (this proposed amendment affects the title of the Regulations);

•	clarify that vacancies on the Board may be filled by the remaining Directors if the vacancy occurs not only by reason of death, resignation, disqualification or otherwise (which is what the Regulations currently provide) but also if the vacancy results from an increase in the size of the Board in accordance with the Regulations (this proposed amendment affects Section 14 of the Regulations);

•	correct certain typographical errors contained in the Regulations (this proposed amendment affects Sections 21 and 39 of the Regulations);

•	clarify that, in accordance with Ohio law, certificates representing Oglebay Norton’s common shares need be signed by any two of the Chairman, President or any Vice President on the one hand, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary on the other hand (this proposed amendment affects Section 29 of the Regulations);

•	clarify that the proxy statement for an annual meeting of shareholders need state only the anticipated date of the next annual meeting, not the actual date (this proposed amendment affects Section 39 of the Regulations); and

•	clarify that references to specific sections of laws relevant to the Regulations also refers to such sections as they may be amended in the future (the proposed amendments resulting from these changes affect Sections 39 and 40 of the Regulations).

A copy of the Regulations with the proposed additions and deletions described above is attached as Appendix B to this Proxy Statement.

The Board of Directors of Oglebay Norton unanimously recommends a vote

FOR adoption of the amendment and restatement of the Regulations.

BENEFICIAL OWNERSHIP OF OGLEBAY NORTON COMMON STOCK

The table below shows the number and percent of the outstanding shares of Oglebay Norton’s common shares beneficially owned on January 1, 2003 by each Director and Director nominee of Oglebay Norton, each executive officer named in the Summary Compensation Table included below and all Directors, Director nominees and executive officers as a group.

Name of Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares
John D. Weil	711,385	(2)(3)	14.2%
200 North Broadway, Suite 825
St. Louis, Missouri 63102-2573
John N. Lauer	468,618	(4)	8.7%
13415 Shaker Blvd
Shaker Heights, Ohio 44120
Malvin E. Bank	296,870	(3)(5)	5.9%
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
William G. Bares	11,512	(3)	*
James T. Bartlett	46,819	(3)	*
Albert C. Bersticker	13,719	(3)	*
Madeleine W. Ludlow	10,779	(3)	*
William G. Pryor	11,662	(3)	*
Judith A. Wolfe	—		*
Michael D. Lundin	15,100	(6)	*
Julie A. Boland	3,246	(6)	*
Sylvie A. Bon	134	(6)	*
Ronald Compiseno	11,803	(6)	*
Michael J. Minkel	4,755	(4)(6)	*
Rochelle F. Walk	9,044	(4)(6)	*
Directors, nominees and executive officers as a group, including those listed above (15 persons)	1,615,446	(3)(4)(6)	32.3%

*	Represents less than 1% of the outstanding common shares of Oglebay Norton as of January 1, 2003.
(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting and investment power, or of voting power and investment power that is shared with the spouse and/or a child of that individual.
(2)	Mr. Weil has shared voting and dispositive power as to 686,000 shares. Oglebay Norton has entered into a standstill agreement with John D. Weil that limits to 15% the percentage of Oglebay Norton’s common shares that Mr. Weil and his affiliates may own and contains restrictions on the sale and voting of such shares.
(3)	Includes non-voting share units rounded to the nearest whole share calculated as of January 1, 2003, which each individual is entitled to pursuant to the Oglebay Norton Company Director Fee Deferral Plan: Bank—6,372 shares; Bares—7,712 shares; Bartlett—9,819 shares; Bersticker—9,819 shares; Ludlow—6,579 shares; Pryor—8,862 shares; and Weil—8,485 shares. Also includes 1,100 shares to be issued to Mr. Bersticker as Lead Director, and, with respect to each other individual other than Mr. Weil, 800 shares to be issued at the first meeting of the Board of Directors following the Annual Meeting pursuant to Oglebay Norton’s Director Stock Plan.
(4)	Includes options which are or within 60 days of January 1, 2003 will become exercisable: Lauer—380,174 shares; Lundin—7,250 shares; Boland—2,500 shares; Compiseno—9,438 shares; Minkel—1,750 shares; and Walk—6,563 shares.
(5)	Mr. Bank’s shares include 284,548 shares held in various trusts, for which he and Key Trust Company of Ohio, N.A. are co-trustees. As a trustee, Mr. Bank has sole voting and dispositive power as to 193,874 shares and shared voting and dispositive power (with Key Trust) as to 91,274 shares.
(6)	Includes the following numbers of shares, rounded to the nearest whole share, beneficially owned as of January 1, 2003 under the Oglebay Norton Company Incentive Savings and Stock Ownership Plan by the following executive officers: Lundin—2,330 shares; Boland—246 shares; Bon—134 shares; Compiseno—1,635 shares; Minkel—2,330 shares; Walk—1,225 shares; and executive officers as a group—7,900 shares.

The table below shows information with respect to all persons who, as of February 14, 2003, were known by Oglebay Norton to beneficially own more than five percent of the outstanding common shares of Oglebay Norton, other than Messrs. Weil, Lauer and Bank whose beneficial ownership of common shares of Oglebay Norton is shown above.

Name of Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Key Trust Company of Ohio, N.A., as Trustee	351,794	(1)	7.0%
127 Public Square
Cleveland, Ohio 44114
Douglas N. Barr	289,040	(2)	5.8%
1400 Bank One Building
600 Superior NE
Cleveland, Ohio 44114-2652
Robert I. Gale, III	285,260	(3)	5.7%
17301 St. Clair Avenue
Cleveland, Ohio 44110
Dimensional Fund Advisors Inc.	314,156	(4)	6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
State Street Research & Management Company	297,200	(5)	5.9%
One Financial Center, 30th Floor
Boston, Massachusetts 02111-2690

(1)	As of February 14, 2003, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, KeyCorp, as the parent holding company of KeyBank National Association and McDonald Investments, Inc., has sole voting power as to 76,071 shares and shared voting power as to 270,823 shares. KeyCorp also has sole dispositive power as to 80,310 shares and shared dispositive power as to 227,411 shares.
(2)	As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Barr has sole voting and dispositive power as to 400 of these shares. Mr. Barr, as a trustee, has shared voting and dispositive power as to 57,200 of these shares and, together with Mr. Robert I. Gale III, shared voting and dispositive power as to 230,440 of these shares.
(3)	As of May 2, 1997, based upon information contained in a Schedule 13D filed with the Securities and Exchange Commission, Mr. Gale has sole voting and dispositive power as to 54,820 shares, 4,198 shares of which he owns individually and 50,622 shares of which he holds as trustee. Together with Mr. Douglas N. Barr, Mr. Gale shares voting and dispositive power as to 230,440 of these shares.
(4)	As of January 30, 2001, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all of the shares it holds.
(5)	As of February 14, 2003, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, State Street Research & Management Company (“State Street”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting and dispositive power as to all of the shares its holds. State Street disclaims beneficial ownership of all such shares.

PERFORMANCE GRAPH

The graph below compares the five year cumulative return from investing $100 on December 31, 1997 in each of Oglebay Norton common shares, the Russell 2000 Value Index and the Value Line Cement and Aggregates Index. All indices were calculated by Value Line, an independent third-party in the business of publishing information for investors. (1)

(1)	Assumes $100 invested at the close of trading on December 31, 1997 in Oglebay Norton common shares, the Russell 2000 Value Index, and the Value Line Cement and Aggregates Index, and the reinvestment of all dividends.

Source: Value Line, Inc.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Organization and Compensation Committee on Executive Compensation

Oglebay Norton’s Board of Directors has delegated to its Organization and Compensation Committee general responsibility for executive compensation matters, including responsibility for executive compensation actions to be taken by a committee of “outside directors,” as defined in the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code, and “non-employee directors,” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. None of the Organization and Compensation Committee members is a former or current officer or employee of Oglebay Norton or any of its subsidiaries.

During 2002, Mr. John N. Lauer served as Oglebay Norton’s Chief Executive Officer until December 4, 2002. During 2002, his compensation was based on an Employment Agreement entered into on December 17, 1997. The predecessor to the Organization and Compensation Committee, the Compensation, Organization and Governance Committee, negotiated the terms of the agreement on behalf of Oglebay Norton. The compensation arrangements in the Employment Agreement tied Mr. Lauer’s compensation directly to the performance of Oglebay Norton over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of Oglebay Norton’s common shares. Oglebay Norton did not pay Mr. Lauer a salary during his tenure as Chief Executive Officer with Oglebay Norton. Instead, the primary elements of his compensation under the Employment Agreement were:

•	a grant of 25,744 restricted common shares of Oglebay Norton;

•	a grant of a “performance option” to purchase 380,174 additional common shares of Oglebay Norton; and

•	an annual bonus of up to $200,000 per year based upon the performance of Oglebay Norton during the year. For the calendar year 1999, the Board determined to increase the annual bonus cap to $250,000.

The Organization and Compensation Committee determined that these compensation arrangements were appropriate because the ultimate compensation package provided to Mr. Lauer depended in large part upon the ultimate value achieved by Oglebay Norton under Mr. Lauer’s management. The Organization and Compensation Committee believes that the direct, largely stock-based relationship between performance and reward was in the best interest of Oglebay Norton and its shareholders. The terms of Mr. Lauer’s Employment Agreement, including the amendment to his agreement executed in connection with his resignation as Chief Executive Officer, are discussed more fully below under the heading “Officer Agreements—Employment Agreement with Mr. John N. Lauer.”

On December 4, 2002, Mr. Michael D. Lundin became Chief Executive Officer. As a result of his promotion, Mr. Lundin’s base salary was increased to $425,000, effective to November 1, 2002, and his annual bonus was increased to a maximum of $212,500 for 2003, with appropriate targets being achieved. Mr. Lundin’s other benefits are the same as those provided to Oglebay Norton’s other executive officers. The Organization and Compensation Committee determined that these arrangements were appropriate after consideration of Mr. Lundin’s contributions to Oglebay Norton and the level of salaries paid to Chief Executive Officers in companies whose sales and revenues are similar to those of Oglebay Norton. The remainder of this report describes the 2002 compensation of executive officers other than the Chief Executive Officer of Oglebay Norton.

The Organization and Compensation Committee seeks to compensate executive officers based upon their contributions to Oglebay Norton’s success, and specifically to reward officers who make significant contributions to Oglebay Norton’s short-term and long-term profitability. In 2002, the annual compensation packages of executive officers were comprised of an annual salary, an annual bonus and options to acquire common shares.

Annual Salary.    The annual salaries of executive officers for 2002 were set by the predecessor to the Organization and Compensation Committee, the Compensation, Organization and Governance Committee, after consideration of Oglebay Norton’s financial performance and prospects, each executive officer’s contribution to Oglebay Norton’s performance in 2001, and the level of salaries paid to executives in comparable positions with companies whose sales and revenues are similar to those of Oglebay Norton.

Bonuses.    Executive officers were eligible to receive cash bonuses with respect to 2002 under the Oglebay Norton Company Annual Incentive Plan (the “Plan”) pursuant to which the predecessor to the Organization and Compensation Committee, the Compensation, Organization and Governance Committee, established corporate, business unit and individual performance goals for the year. The corporate performance measure for 2002 under the Plan for executive officers was a combination of EBITDA (earnings before interest, taxes, depreciation and amortization), return on capital and earnings per share. The amount of the incentive award under the Plan, if any, to each participant is based on the participant’s target award level, weightings assigned to each corporate, business unit and individual performance measure applicable to the participant, and the achievement of financial measures.

Target awards are determined with reference to the participant’s base salary and range from 5% to 40% of base salary. Nominal awards in 2002 were capped at 250%. Based upon the extent to which the relevant goals were met during 2002, no awards for the year under the Plan were made. However, two executive officers, Ms. Julie A. Boland and Ms. Sylvie A. Bon, received one-time cash bonuses during 2002 as sign-on compensation.

Compliance with Section 162(m) of the Internal Revenue Code.    The Organization and Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code and the regulations thereunder (“Section 162(m)”). Section 162(m) generally disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any individual who is either the Chief Executive Officer or one of the four other most highly compensated executive officers of the corporation, unless such compensation is “performance-based.” Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. At present, the performance option granted to Mr. Lauer is the only compensation element that provides a sufficiently large dollar amount of compensation to bring the Section 162(m) limit into play.

Oglebay Norton’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under Section 162(m); however, the Organization and Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for Oglebay Norton’s success. Consequently, the Organization and Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

ORGANIZATION AND

COMPENSATION COMMITTEE

Albert C. Bersticker, Chair

James T. Bartlett

Madeleine W. Ludlow

James T. Bartlett

William G. Pryor

February 18, 2003

Summary Compensation Table

The table below shows individual compensation information for each of the individuals who served as Oglebay Norton’s Chief Executive Officer during 2002 and each other executive officer of Oglebay Norton.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(2)(3)	Other Annual Compensation ($)(4)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Michael D. Lundin	2002	310,577	—	—	—	30,000	167,633	10,027
President and Chief	2001	195,070	—	31,155	—	8,000	—	10,027
Executive Officer	2000	107,195	90,000	—	—	10,500	—	4,288

John N. Lauer	2002	—	—	28,905	—	—	—	55,000
Chairman of the Board	2001	—	—	47,861	—	—	—	55,325
	2000	—	200,000	—	—	—	—	55,000

Julie A. Boland	2002	219,808	70,000	—	—	22,000	—	2,865
Vice President, Chief	2001	—	—	—	—	—	—	—
Financial Officer and	2000	—	—	—	—	—	—	—
Treasurer

Sylvie A. Bon	2002	106,615	24,651	—	—	10,500	—	2,665
Vice President and Chief	2001	—	—	—	—	—	—	—
Information Officer	2000	—	—	—	—	—	—	—

Ronald Compiseno	2002	160,000	—	—	—	5,000	—	11,750
Vice President-Human	2001	154,500	—	—	—	3,750	—	11,762
Resources	2000	150,000	44,000	—	—	3,750	—	14,913

Michael J. Minkel	2002	139,654	—	—	—	5,000	—	5,981
Vice President-Sales and	2001	120,700	7,388	—	—	1,500	—	4,667
Marketing	2000	108,308	5,019	42,616	—	500	—	4,327

Rochelle F. Walk	2002	175,000	—	—	—	5,000	—	8,809
Vice President, General	2001	156,960	—	—	—	3,750	—	9,589
Counsel and Secretary	2000	144,000	42,000	—	—	3,500	—	11,426

(1)	Mr. Lundin was appointed Chief Executive Officer on December 4, 2002. Mr. Lauer served as Chief Executive Officer until December 4, 2002. Ms. Boland joined Oglebay Norton in January 2003.
(2)	Includes amounts deferred in 2002 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2002 or bonus earned in 2001: Bon—$3,808; and Minkel—$20,320. Includes amounts deferred in 2001 by the named executives for salary earned in 2001 or bonus earned in 2000: Lauer—$182,635; Compiseno—$6,537; and Walk—$42,724. Includes amounts deferred in 2000 by the named executives for salary earned in 2000 or bonus earned in 1999: Lauer—$230,463; Compiseno—$21,042; and Walk—$42,181. Includes amounts deferred in 2002, 2001 and 2000, respectively, by the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin—$10,500, $10,500 and $8,576; Boland—$5,731, $0 and $0; Bon—$5,064, $0 and $0; Compiseno—$11,000, $10,500 and $10,500; Minkel—$9,778, $9,333 and $8,653; and Walk—$10,731, $8,400 and $8,400.
(3)	Includes, for Julie A. Boland and Sylvie A. Bon, one-time cash bonuses awarded as part of sign-on compensation.
(4)	Represents non-cash moving expense benefits and “gross-up” for taxes in respect of payments by Oglebay Norton to the named executives for moving expenses and life insurance premiums. Also includes non-cash compensation for imputed income on personal use of company owned vehicles and personal use of cell phones. For 2002, includes personal benefits exceeding 25% of the total personal benefits for the named executives as follows: Lauer—$28,905 for taxes in respect of life insurance premiums. For 2001, includes personal benefits exceeding 25% of the total personal benefits for the named executives as follows: Lauer—$18,903 for cell phone usage and $28,958 for taxes in respect of life insurance premiums; and Lundin—$28,147 for relocation. For 2000, includes personal benefits exceeding 25% of the total personal benefits for Mr. Minkel of $42,616 for relocation expenses.

(5)	The amount will be paid in cash in 2003 for the payout earned for the period from 1999 to 2002 under the Oglebay Norton Company 1999 Long-Term Incentive Plan.
(6)	Includes contributions by Oglebay Norton during 2002, 2001 and 2000, respectively, for the named executives under Oglebay Norton’s Incentive Savings and Stock Ownership Plan: Lundin—$5,250, $5,250, and $4,288; Boland—$2,865, $0 and $0; Bon—$2,532, $0 and $0; Compiseno—$5,500, $5,250 and $5,250; Minkel—$4,889, $4,667 and $4,327; and Walk—$5,366, $4,200 and $4,200. Includes contributions by Oglebay Norton during 2002, 2001 and 2000, respectively, for the named executives under the Oglebay Norton Capital Accumulation Plan: Bon—$133, $0 and $0; Compiseno—$0, $262 and $3,413; Minkel—$1,092, $0 and $0; and Walk—$0, $1,946 and $3,783. Also includes payments by Oglebay Norton for life insurance premiums for 2002, 2001 and 2000, respectively: Lundin—$4,777, $4,777 and $0; Lauer—$55,000, $55,325 and $55,000; Compiseno—$6,250, $6,250 and $6,250; and Walk—$3,443, $3,443 and $3,443.

Stock Option Grants in 2002

The predecessor to the Organization and Compensation Committee approved the 2002 Stock Option Plan to enable Oglebay Norton to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. The 2002 Stock Option Plan was approved by the shareholders of Oglebay Norton at the 2002 Annual Meeting. The maximum number of common shares of Oglebay Norton subject to awards granted under the 2002 Stock Option Plan is 500,000 shares, with no more than 125,000 shares to be awarded in any single year. Stock option awards may be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options which are stock options that do not qualify as incentive stock options. The exercise price of a stock option will be at or above the closing price of the common shares of Oglebay Norton on the date of grant. Stock options will be exercisable for a period not to exceed ten years from the date of grant. The Organization and Compensation Committee will determine when the right to exercise stock options vests for each participant granted an award. The options have no value unless Oglebay Norton’s stock price appreciates and the recipient satisfies the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the Organization and Compensation Committee, all stock options then outstanding will become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award will be determined by the Organization and Compensation Committee.

Prior to receiving the approval of the shareholders of Oglebay Norton of the 2002 Stock Option Plan, several grants in early 2002 were made under the Oglebay Norton Company 1999 Long-Term Incentive Plan, which is described more fully under “Officer Agreements—Long-Term Incentive Plans—1999 LTIP.”

The table below shows the stock options granted during 2002 to the executive officers listed in the Summary Compensation Table shown above and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with Securities and Exchange Commission rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of Oglebay Norton’s common shares. Also included in this table is the increase in value to all common shareholders of Oglebay Norton using the same assumed rates of appreciation.

For perspective, in ten years, one common share of Oglebay Norton valued at $15.12, $13.00 and $8.85 on January 2, 2002, May 1, 2002 and November 1, 2002 (the grant dates), respectively, would be worth $24.36, $20.94 and $14.26, respectively, assuming the hypothetical 5% compounded growth rate, or $39.22, $33.72 and $22.96, respectively, assuming the hypothetical 10% compounded growth rate.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in 2002(3)	Exercise Price ($/sh)	Expiration Date	5% ($)	10% ($)
M.D. Lundin	30,000	23%	8.85	11/1/2012	162,221	423,207
J.N. Lauer	—	—	—	—	—	—
J.A. Boland	10,000	8%	15.12	1/2/2012	92,383	241,013
	12,000	9%	8.85	11/1/2012	64,888	169,283
S.A. Bon	5,000	4%	13.00	5/1/2012	39,715	103,610
	5,500	4%	8.85	11/1/2012	29,740	77,588
R. Compiseno	5,000	4%	8.85	11/1/2012	27,037	70,535
M.J. Minkel	5,000	4%	8.85	11/1/2012	27,037	70,535
R.F. Walk	5,000	4%	8.85	11/1/2012	27,037	70,535
Increase in value to all common stockholders(4)					$28,889,486	$75,367,989

(1)	Calculated over a ten-year period representing the life of the options.
(2)	The options vest 25% each year commencing on the first anniversary of the grant date. The options also vest if the employee retires and is otherwise entitled to a normal, early or shutdown pension under Oglebay Norton’s Pension Plan. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the option expiration date.
(3)	Percentage based on the total number of options granted (128,500) during 2002.
(4)	Calculated using a price of $9.50 per share for Oglebay Norton’s common shares, the weighted-average grant date closing price of the above described grants, and the total number of common shares of Oglebay Norton outstanding on December 31, 2002 (4,978,051 shares).

RETIREMENT PLANS

Pension Plan

Excess and TRA Supplemental Benefit Retirement Plan

Supplemental Retirement Benefit Plan of John N. Lauer

The table below shows the annual pension payable under the Oglebay Norton Company Pension Plan (the “Pension Plan”) and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (the “Excess Benefit Retirement Plan”) at normal retirement age:

	Estimated Annual Benefit (Assuming Retirement on January 1, 2002)
	Years of Service
Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$75,000	$11,250	$16,875	$22,500	$28,125	$33,750	$39,375
100,000	15,000	22,500	30,000	37,500	45,000	52,500
150,000	22,500	33,750	45,000	56,250	67,500	78,750
200,000	30,000	45,000	60,000	75,000	90,000	105,000
250,000	37,500	56,250	75,000	93,750	112,500	131,250
300,000	45,000	67,500	90,000	112,500	135,000	157,500
350,000	52,500	78,750	105,000	131,250	157,500	183,750
400,000	60,000	90,000	120,000	150,000	180,000	210,000
450,000	67,500	101,250	135,000	168,750	202,500	236,250
500,000	75,000	112,500	150,000	187,500	225,000	262,500
550,000	82,500	123,750	165,000	206,250	247,500	288,750
600,000	90,000	135,000	180,000	225,000	270,000	315,000
650,000	97,500	146,250	195,000	243,750	292,500	341,250
700,000	105,000	157,500	210,000	262,500	315,000	367,500
750,000	112,500	168,750	225,000	281,250	337,500	393,750

Benefits under the Pension Plan and the Excess Benefit Retirement Plan for eligible salaried employees are based on average annual compensation for the highest five years during the last 10 years of employment prior to retirement. Covered compensation is equal to total base pay and certain incentive compensation (including amounts deferred under the former long-term incentive plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table shown above. The annual benefit is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Benefits, which are paid in a straight life annuity form, are not subject to reduction for Social Security or other offset. Certain surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The benefits table shown above has been prepared without regard to benefit limitations imposed by the Internal Revenue Code. The years of benefit service credited for executive officers named in the Summary Compensation Table are: Mr. Lundin—2.67 years; Mr. Lauer—4.0 years; Ms. Boland—1.0 year; Ms. Bon—0.67 year; Mr. Compiseno—4.25 years; Mr. Minkel—3.0 years; and Ms. Walk—4.58 years.

The Internal Revenue Code limits the benefits provided under the Pension Plan. The Excess Benefit Retirement Plan provides for the payment, out of Oglebay Norton’s general funds, of the amount that an eligible participant would have received under the Pension Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Pension Plan and the Excess Benefit Retirement Plan.

Oglebay Norton has agreed to provide Mr. Lauer a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	his covered compensation throughout the period of his employment had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year and $250,000;

•	he had been credited with ten years of service under the Pension Plan; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.

If Mr. Lauer remains employed by Oglebay Norton through January 1, 2004 and receives maximum annual bonuses (i.e., $250,000), the aggregate retirement benefit payable to him under the Pension Plan and the supplemental plan will be the equivalent of an annual lifetime benefit of $112,500 per year.

Capital Accumulation Plan

Effective January 1, 2000, Oglebay Norton adopted its Capital Accumulation Plan. Under the Capital Accumulation Plan, certain management and highly compensated employees, who are limited in the amounts of salary and bonus they can defer pursuant to plans qualified pursuant to ERISA, may elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants are permitted to defer up to 50% of their salary, up to 100% of their bonus and up to 100% of their long term incentive compensation, each in 10% increments, payable during the year. The Capital Accumulation Plan, which is not a qualified plan, provides for the payment, out of Oglebay Norton’s general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provides an amount equivalent to any benefit not provided to the participant under the Savings Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other Oglebay Norton arrangement is permitted. Deferred salary and bonus, and the investment gain or loss on the deferred salary and bonus, under the Capital Accumulation Plan are fully vested. In 2002, Oglebay Norton contributed the following amounts for the named executives: Ms. Bon—$133; and Mr. Minkel—$1,092. Benefits are distributed in cash following retirement, death, or other termination of service. Interim distributions prior to termination of service are also permitted, based on participant elections made sufficiently in advance and in the case of certain hardship situations. Following a “change in control,” participants will also have a limited period during which to elect immediate distribution of their deferred compensation accounts, subject, however to a partial forfeiture provision.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders	746,224	$27.82	508,579
Equity compensation plans not approved by security holders(4)	1,500	$37.00	—

Total	747,724	$27.84	508,579

(1)	Represents outstanding options under the 2002 Stock Option Plan, 1999 LTIP and former LTIP. The options vest 25% each year commencing on the first anniversary of the grant date. The options also vest if the employee retirees and is otherwise entitled to a normal, early or shutdown pension under Oglebay Norton’s Pension Plan. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the option expiration date.
(2)	Calculated as the weighted-average of the exercise prices for each individual grant under all equity compensation plans of Oglebay Norton.
(3)	Calculated as total options authorized by the shareholders of Oglebay Norton, less options issued, exercised, lapsed and forfeited.
(4)	Represents options to purchase 1,500 shares at an exercise price of $37.00 per share issued outside of Oglebay Norton’s compensation plans to a former executive officer of Oglebay Norton. The options were issued while the individual was an executive officer of Oglebay Norton. The options remain exercisable until 2005.

OFFICER AGREEMENTS

Employment Agreement with Mr. John N. Lauer

Mr. John N. Lauer served as our Chief Executive Officer until December 4, 2002. He currently serves as Chairman of the Board of Directors. Mr. Lauer’s compensation arrangements during the tenure of his employment as an executive officer of Oglebay Norton were governed by the Employment Agreement described below. In connection with Mr. Lauer’s resignation as Chief Executive Officer in December 2002, Mr. Lauer and Oglebay Norton executed an amendment to the Employment Agreement providing for a continued term of employment for Mr. Lauer with Oglebay Norton until January 4, 2004 and as further described below.

On December 17, 1997, Oglebay Norton entered into an Employment Agreement with Mr. John N. Lauer pursuant to which Mr. Lauer became President, Chief Executive Officer and a Director of Oglebay Norton effective January 1, 1998. The predecessor to the Organization and Compensation Committee, the Compensation, Organization and Governance Committee, negotiated the terms of the agreement on behalf of Oglebay Norton. The compensation arrangements in the Employment Agreement tied Mr. Lauer’s compensation directly to the performance of Oglebay Norton over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of Oglebay Norton’s common shares. Oglebay Norton did not pay Mr. Lauer a salary during his tenure as Chief Executive Officer with Oglebay Norton. Instead, the primary elements of his compensation under the Employment Agreement were:

•	a grant of 25,744 restricted common shares of Oglebay Norton;

•	a grant of a “performance option” to purchase 380,174 additional common shares of Oglebay Norton; and

•	an annual bonus of up to $200,000 per year based upon the performance of Oglebay Norton during the year. For the calendar year 1999, the Board determined to increase the annual bonus cap to $250,000.

Restricted Stock.    On January 19, 1998, Oglebay Norton granted to Mr. Lauer 25,744 common shares of Oglebay Norton (the “Restricted Shares”). This grant was contingent upon Mr. Lauer’s personal investment of at least $1,000,000 in shares of Oglebay Norton’s common stock. As provided in the Employment Agreement, the number of Restricted Shares granted equaled the number of shares acquired by Mr. Lauer for his $1,000,000 investment. Of the 25,744 Restricted Shares granted, 20% (5,148 shares) were fully vested and nonforfeitable on the grant date and another 20% (5,149) of the total number of Restricted Shares vested and became nonforfeitable on January 1 of each of 1999, 2000, 2001 and 2003.

Performance Option.    As provided by the Employment Agreement, Mr. Lauer was granted, on December 17, 1997, an option to acquire up to 380,174 common shares of Oglebay Norton at an exercise price of $38.00 per share (the “Performance Option”). The 380,174 shares subject to the Performance Option equal 8% of the entire number of shares outstanding on January 1, 1998. The $38.00 per share exercise price is $6.00 above the closing per share sales price as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market on December 16, 1997 (the last closing sales price available at the time the Employment Agreement was executed). The shareholders of Oglebay Norton approved the Performance Option at the 1998 Annual Meeting.

In the normal course, the Performance Option became exercisable on January 1, 2001, the date after which Mr. Lauer had been employed by Oglebay Norton for three full years. As provided by the Employment Agreement, because Mr. Lauer remained in the employ of Oglebay Norton through January 1, 2003 (the term contemplated by the Employment Agreement) as a result of the 2002 amendment to his Employment Agreement described below, the Performance Option, to the extent not previously exercised by him, will remain exercisable through June 30, 2005. Any part of the Performance Option not earlier exercised or terminated will terminate at the close of business on June 30, 2005.

On June 30, 2000, the Employment Agreement was amended to provide for excise tax benefits. In 2002, the Employment Agreement was amended again pursuant to which Mr. Lauer agreed to continue as Chairman until December 31, 2003, at which time he will retire from the Board. The amendment provides Mr. Lauer with a one-time grant of 25,000 common shares. These shares are fully vested, but Mr. Lauer is restricted from selling them until his employment with Oglebay Norton is terminated. The amendment also provides that, for 2003, Mr. Lauer’s annual bonus will not be subject to any special cap and will be calculated as if Mr. Lauer had an annual base salary of $500,000. The amendment also modified the terms of Mr. Lauer’s supplemental retirement benefit plan as discussed above under “Compensation of Executive Officers—Retirement Plans—Supplemental Retirement Benefit Plan of John N. Lauer.” Lastly, the amendment provides that Mr. Lauer will receive medical benefits under the medical plan maintained by Oglebay Norton for retirees following his retirement.

Officer Agreements Operative Upon Change in Control of Oglebay Norton

Oglebay Norton has entered into separate agreements (collectively, the “Officer Agreements”) with the executive officers listed in the Summary Compensation Table shown above. The Officer Agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the Officer Agreements) of Oglebay Norton. None of the Officer Agreements will become operative unless there is a change in control of Oglebay Norton.

There are two triggers which apply to the Officer Agreements. The first trigger requires that a change in control occur. After a change in control, the officer is entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, in effect two years before the change in control, or such greater rate determined by Oglebay Norton, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer (“Contract Compensation”). The second trigger is tripped if, after a change in control, the officer is terminated without “cause” or the officer terminates his or her employment for “good reason.” If the second trigger occurs, then, subject to certain exceptions, the officer is entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer is also entitled to receive certain additional benefits in certain circumstances for one year following the 30-month contract term.

After employment termination, the officer must attempt to mitigate damages by seeking comparable employment elsewhere. If the officer is successful, compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agrees not to disclose any of Oglebay Norton’s trade secrets. If and to the extent payments made to the officer on account of a change in control are treated as excess parachute payments under the Internal Revenue Code, the Officer Agreement provides for an additional payment to make the officer whole with respect to additional excise tax payments.

“Pour-Over” and Irrevocable Trusts

Oglebay Norton has made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which it has not been required to fund on a current basis. In order to provide assurances that those commitments will be honored, Oglebay Norton had established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.” During 2002, Oglebay Norton terminated one of these trusts and currently has two trusts remaining.

Irrevocable Trust Agreement II (“Trust II”) provides additional assurances for benefits and payments due under the Excess Benefit Retirement Plan, the Officer Agreements, certain deferred compensation agreements, the 1996 Executive Life Plan pursuant to which Oglebay Norton pays life insurance premiums on behalf of its executive officers, and the Oglebay Norton Supplemental Savings and Stock Ownership Plan (the “Supplemental Plan”). The Supplemental Plan provides for cash payment of the amount by which certain participants’ benefits under Oglebay Norton’s Incentive Savings and Stock Ownership Plan would exceed the Internal Revenue Code limitations applicable to that plan.

The Oglebay Norton Company Pour-Over Trust provides that in the event of a threatened “change in control,” Oglebay Norton will deposit in the pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments subject to Trust II. The pour-over trust becomes revocable if, after the threat, no “change in control” occurs. If a “change in control” does occur, the pour-over trust remains irrevocable, and the assets (other than any long term incentive plan shares) in the pour-over trust are transferred to Trust II. Oglebay Norton has not contributed any significant assets to the two trusts. However, Oglebay Norton retains the right to make discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of Oglebay Norton’s general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, Oglebay Norton remains obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts.

Long-Term Incentive Plans

1999 LTIP.    Oglebay Norton established the Oglebay Norton Company 1999 Long-Term Incentive Plan (the “1999 LTIP”) on October 3, 1998, which was approved by the shareholders of Oglebay Norton at the 2000 Annual Meeting. The Organization and Compensation Committee administered the 1999 LTIP and selected officers and other key employees to participate in the plan. Under the 1999 LTIP, participants were eligible to be granted stock options and cash incentive payment awards. Under outstanding stock option awards, a participant has a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the Organization and Compensation Committee. No further stock option awards may be made under the 1999 LTIP. Cash incentive payment awards were payable in cash and contingent upon the achievement of performance goals from 1999 through 2002 established by the Organization and Compensation Committee. Cash incentive payments of $434,000 were earned under the 1999 LTIP, $167,632 of which is payable to Michael D. Lundin. No other named executive officer earned a payout under the 1999 LTIP.

Former LTIP.    Oglebay Norton established a long-term incentive plan on December 13, 1995 (the “former LTIP”), which was approved by the shareholders of Oglebay Norton at the 1996 Annual Meeting. The Organization and Compensation Committee administered the former LTIP and selected officers and other key employees to participate in the plan. Under the former LTIP, participants were eligible to be granted awards, as determined by the Organization and Compensation Committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Each of Ronald J. Compiseno and Rochelle F. Walk hold options granted under the former LTIP. No further awards may be made under the former LTIP.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002, none of the executive officers or Directors of Oglebay Norton was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock with the meaning of the rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Oglebay Norton periodically needs to charter a small aircraft for the purpose of traveling to and from its remote locations. Mr. Lundin and his wife are the shareholders of a company known as LL Aviation, LLC, which owns such an aircraft. Oglebay Norton chartered the aircraft owned by LL Aviation, LLC during calendar year 2002. LL Aviation, LLC and Mr. and Mrs. Lundin have represented that all charter fees cover actual costs for operating the aircraft, and no profit is made. A total of $122,494 was paid by Oglebay Norton for such charters.

In the second quarter of 2000, Oglebay Norton acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership (“MLO”) from MLO’s prior owners for $53 million in cash at closing plus additional contingent payments subject to the achievement of performance parameters over the next several years. The purchase price for MLO was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of MLO, became an executive officer of Oglebay Norton. Mr. Lundin’s share of the MLO purchase price paid at closing was approximately $9.8 million, of which he received approximately $4.9 million after paying loans and expenses related to the transaction. Additionally, Mr. Lundin will receive a share of contingent payments, if earned, over twelve consecutive years. Mr. Lundin received payments totaling $592,000 in 2000, $568,000 in 2001 and $571,000 in 2002. On November 1, 2001, Mr. Lundin was promoted to the position of President and Chief Operating Officer for Oglebay Norton, and on December 12, 2001, Mr. Lundin was elected to the Board of Directors of Oglebay Norton. On December 4, 2002, Mr. Lundin was appointed Chief Executive Officer of Oglebay Norton.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and information, Oglebay Norton believes that all Securities and Exchange Commission filing requirements applicable to its Directors and executive officers under Section 16(a) of the Securities Exchange Act of 1934 were met for 2002, except that Ms. Julie Boland filed one late report relating to an acquisition of Oglebay Norton common shares.

INDEPENDENT AUDITORS

Oglebay Norton expects representatives of Ernst & Young LLP, the independent auditor of Oglebay Norton for the year ended December 31, 2002, to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions with respect to the firm’s audit of the consolidated financial statements of Oglebay Norton for the year ended December 31, 2002.

FINANCIAL STATEMENTS

Oglebay Norton’s Report to Shareholders and Annual Report on Form 10-K (which includes financial statements) for the year ended December 31, 2002 are being delivered to you with this Proxy Statement. You may obtain additional copies of Oglebay Norton’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, free of charge upon oral or written request to the Secretary, Oglebay Norton Company, North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151 (telephone number: (216) 861-3300).

2004 ANNUAL MEETING

The 2004 Annual Meeting of Shareholders of Oglebay Norton is currently scheduled to be held on April 28, 2004. The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for that meeting is             , 2003.

Oglebay Norton’s proxies for its 2004 Annual Meeting of Shareholders will confer discretionary authority on persons named in the proxies to vote on any matter for which Oglebay Norton does not receive timely written notice in accordance with Section 39 of its Regulations. Section 39 provides generally that a shareholder’s notice of business to be brought before an Annual Meeting must be received at Oglebay Norton’s principal executive offices not less than 60 nor more than 90 days before the date of the meeting. For the 2004 Annual Meeting, 60 days prior to the meeting is expected to be February 28, 2004 and 90 days prior to the meeting is expected to be January 29, 2004.

OTHER MATTERS FOR THE ANNUAL MEETING

Oglebay Norton does not know of any business to be acted upon at the Annual Meeting other than the matters described above. If any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy will vote on such matters in accordance with their best judgment.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing the same address unless Oglebay Norton has received contrary instructions from one of those shareholders. Oglebay Norton will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to a shared address to which a single copy of the documents was delivered. Oral or written requests by shareholders wishing to receive a separate Annual Report and Proxy Statement, or oral or written requests by shareholders sharing an address and wishing to receive a single copy of the Annual Report and Proxy Statement instead of multiple copies, should be directed to the Oglebay Norton Company, North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151 (telephone number: (216) 861-3300), Attention: Secretary.

You are urged to sign, date and return your proxy without delay.

By Order of the

Board of Directors

ROCHELLE F. WALK,
Vice President and Secretary

March     , 2003

APPENDIX A

OGLEBAY NORTON COMPANY

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) of the Board of Directors (“the Board”) of the Company (the “Company”), will have the oversight responsibility, authority and specific duties as described below.

Composition

The Committee will be comprised of three or more directors as recommended by the Nominating and Governance Committee and determined by the Board. The members of the Committee will meet the independence and experience requirements of the NASDAQ. All members will be able to read and understand financial statements and, at least one of whom will have past employment experience in finance or accounting, professional certification in accounting or equivalent experience which results in financial sophistication, including the ability to read and interpret financial statements prepared in accordance with GAAP. The members of the Committee will be elected annually at the organizational meeting of the full Board held in April and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board. The majority of the members of the Committee will constitute a quorum.

Responsibility

The Committee is a part of the Board. It’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between the internal audit group, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities. The Committee will review this Charter annually, and will recommend amendments hereto to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

Authority

The Committee is granted the authority to investigate any matter or activity involving financial accounting and reporting, and the internal controls of the Company. The Committee has the authority to approve the retention of external professionals to render advice and counsel as it deems necessary or appropriate in order to fulfill its obligations hereunder All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Meetings

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the Chief Financial Officer, Chief Legal Officer, independent auditors and the internal audit group at least once each year and at other times when considered appropriate. The Committee may also meet in separate executive sessions with the Chief Executive Officer and any other officer as it deems appropriate.

Attendance

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and the internal audit group be present at Committee meetings.

Specific Duties

In carrying out its oversight responsibilities, the Committee will:

1.  Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2.  Review with the Company’s management, internal audit group and independent auditors the Company’s accounting and financial internal controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such internal controls and the absence of any material weaknesses in them.

3.  Review with the Company’s management, internal audit group and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements.

4.  Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

5.  Participate through its Chair or other designated member in a meeting to review disclosures contained in and content of the Company’s periodic reports to shareholders as filed with the Securities and Exchange Commission.

6.  Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair and management of the Company of any matters of significance identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release and to the filing of periodic reports with the SEC.

7.  At the completion of the annual audit, review with management, the internal audit group and the independent auditors the following:

—	The annual financial statements and related notes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

—	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

8.  Discuss with the independent accountants the quality of the Company’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

9.  Meet with management, the internal audit group and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as “material” or “serious”.

10.  Recommend, annually, to the Board the selection, retention and termination of the Company’s independent auditors.

11.  Review, annually, with the Company’s management, internal audit function and the independent auditors, the process by which the internal audit function is carried out, outsourced or staffed internally.

12.  Review, annually or as necessary, the experience and qualifications of the key partners and managers of the independent auditors who are responsible for the audit.

13.  Review, as necessary, with the Committee any potential candidates that the Company may wish to hire from the independent auditors. If the candidate is a partner or manager who has worked on the Company’s audit in the past three years, the Committee must discuss, review and approve the hiring of the candidate prior to an offer being given.

14.  Discuss, annually, with the internal auditors and the independent auditors, the overall scope and plans for their respective audits, including the adequacy of staff and compensation. Subject to the prior approval of the Board, arrange for and monitor special investigations as the need may arise. Receive an oral report(s), at least annually, from the Company’s counsel concerning legal and regulatory matters that may have a material impact on the financial statements or results.

15.  Engage independent counsel, auditors and other consultants the Committee deems appropriate.

16.  Review annually, the Company’s Ethical Code of Conduct for Senior Financial Officers, and compliance therewith.

APPENDIX B

PROPOSED AMENDMENT AND RESTATEMENT OF OGLEBAY NORTON’S REGULATIONS PURSUANT TO PROPOSAL 2

Proposed additions are denoted with bold and italicized text. Proposed deletions are bolded, italicized and further set apart with the notation “[delete> <delete].”

AMENDED AND RESTATED

REGULATIONS

OF

OGLEBAY NORTON COMPANY

[DELETE> OGLEBAY MINERALS COMPANY, INC. <DELETE]

OFFICES

1.  The principal office of the Corporation in the State of Ohio is located in the City of Cleveland, Cuyahoga County or such other place as may be specified in the Corporation’s articles of incorporation as amended from time to time. The Corporation may also have such other offices at such other places, either within or without the State of Ohio, as the Board of Directors may from time to time designate or the business of the Corporation may require.

SEAL

2.  The Corporation may adopt a corporate seal, but failure to affix the corporate seal shall not affect the validity of any instrument. The corporate seal, if any, shall have inscribed thereon the name of the Corporation. Said seal may be used by causing it, or a facsimile thereof, to be impressed, affixed, or otherwise reproduced.

SHAREHOLDERS’ MEETINGS

3.  All meetings of the shareholders may be held at such place, if any, within or without the State of Ohio as shall be designated in the call for such meeting.

4.  The annual meeting of the shareholders shall be held [delete> on the last Wednesday in April in each year,<delete] at such date, time and place as shall be designated from time to time by the Board of Directors in the call for such meeting, and at such meeting the shareholders shall elect [delete> , by ballot, <delete] a Board of Directors and transact such other business as may properly be brought before the meeting.

5.  The holders of a majority of the outstanding shares of the Corporation present in person or represented by proxy shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by law, by the Articles of Incorporation, or by these Regulations; provided, however, that no action required by law, by the Articles of Incorporation, or by these Regulations to be authorized or taken by a designated proportion of the shares of the Corporation may be authorized or taken by a lesser proportion; and provided, further, that, if a quorum shall not be present or represented at any meeting of the shareholders, the holders of a majority of the voting shares present or represented thereat shall have power to adjourn the meeting, from time to time, without notice other than announcement at the meeting, until the requisite number of shares shall be present or represented. At such adjourned meeting, at which the requisite number of shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

6.  At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy in accordance with Ohio law [delete>appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than eleven months prior to said meeting, unless said instrument specifies the date on which it is to expire or the length of time it is to continue in force<delete]. In all elections of Directors, each shareholder shall be entitled to vote cumulatively, subject to the notice requirements of the Ohio General Corporation Law, and to give one candidate as many votes as the number of Directors to be elected multiplied by the number of his or her votes, or to distribute his or her votes on the same principle among two or more candidates, as he or she sees fit. [>delete The vote for Directors and, on<delete] On the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All elections shall be had and all questions decided by a plurality vote, except as otherwise required by law, the Articles of Incorporation or by these Regulations.

7.  Written notice of the annual meeting, stating the time, place and object thereof, shall be sent [delete>mailed <delete] to each shareholder entitled to vote thereat [delete> at such address as appears on the records of the Corporation <delete] not less than ten or more than sixty days prior to the meeting.

8.  Upon request of any shareholder at any meeting of shareholders, a complete list, or classified lists, of the shareholders of record, arranged in alphabetical order and showing the address of each and the number of shares registered in the name of each, shall be produced at the meeting and open to the examination of any shareholder who may be present at the meeting.

9.  Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board, by the President, by the Directors by action at a meeting or a majority of the Directors acting without a meeting, or by persons who hold fifty percent of all shares outstanding and entitled to vote at the meeting. The Board of Directors may fix the place, if any, of any special meeting.

10.  Business transacted at all special meetings shall be confined the objects stated in the notice.

11.  Written notice of any special meeting of the shareholders stating the time, place and object thereof, shall be mailed, postage prepaid, not less than ten or more than sixty days before such meeting, to each shareholder entitled to vote thereat, at such address as appears on the books of the Corporation.

DIRECTORS

12.  The property and business of this Corporation shall be managed by its Board of Directors, consisting of such number of members, not less, however, than three, as the shareholders may determine at any annual or special meeting called for the purpose of electing Directors at which a quorum is present, by the affirmative vote of a majority of the shares which are represented at the meeting and entitled to vote on such proposal, or as the Directors may determine from time to time. Whenever the number of Directors shall have been so determined, such number shall be deemed the authorized number of Directors until the same shall be changed by vote of the shareholders as aforesaid or by the Directors. Directors need not be shareholders. They shall be elected at the annual meeting of the shareholders, and each Director shall be elected to serve until his successor shall be elected and shall qualify. No Director may be removed from the Board other than for cause.

13.  In addition to the powers and authorities by these Regulations expressly conferred upon them, the Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, by the Articles of Incorporation, or by these Regulations directed or required to be exercised or done by the shareholders.

VACANCIES

14.  If the office of any Director or Directors becomes vacant by reason of death, resignation, retirement, disqualification or otherwise, or if the number of Directors is increased in accordance with these Regulations, the remaining Directors, though less than a quorum, may choose a successor or successors who shall hold office until the next annual meeting of shareholders.

MEETINGS OF THE BOARD

15.  Regular or special meetings of the Board may be called by the Chairman of the Board or by the President on one day’s notice to each Director, either personally or by mail, telegram, [delete> or cablegram. <delete] cablegram, overnight delivery service, or any other means of communication authorized by the director receiving the notice. Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two Directors.

16.  At all meetings of the Board, a majority of the Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these Regulations.

ACTION WITHOUT A MEETING

17.  Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if, prior to such action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

COMMITTEES

18.  The Board of Directors shall by resolution appoint an Executive Committee consisting of not less than four or more than eight Directors of the Corporation, as the Board shall determine, together with such alternates as the Board may deem advisable. The Executive Committee shall meet as called by either the Chairman of that Committee or the Secretary of the Company, at such place or places as they may from time to time determine. The Executive Committee shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, other than the filling of vacancies among the Directors or in any committee of the Directors, when the Board is not in session, subject to any specific resolutions of the Board of Directors. Unless otherwise ordered by the Board of Directors, the Executive Committee may prescribe its own rules for calling and holding meetings and for its own procedures and may act at a meeting by a majority of its members or without a meeting by written consent of all of its members. The Executive Committee shall cause the Secretary to keep full and complete records of all meetings and actions, which shall be open to inspection. by any Director. Each member of the Executive Committee and each alternate shall hold office during the pleasure of the Board of Directors.

19.  The Board of Directors may by resolution appoint one or more additional committees, each committee to consist of [delete> two <delete] one or more Directors and to have such authority and to perform such duties as may from time to time be determined by the Board of Directors.

COMPENSATION OF DIRECTORS AND COMMITTEE MEMBERS

20.  The Directors, by the affirmative vote of a majority of those in office, shall have the authority to establish reasonable compensation for services to the Corporation by Directors and committee members [delete>, or may delegate such authority to one or more officers or Directors <delete].

OFFICERS

21.  The Board of Directors shall elect a Chairman of the Board, a President, one or more Vice Presidents, any one or more of whom may be designated Executive Vice Presidents and any one or more of whom may be designated Senior Vice Presidents, a Treasurer and a Secretary. The Board of Directors may elect such other officers as in its discretion it deems necessary. The Chairman of the Board [delete>, <delete] and any Vice Chairman of the Board, [delete> and the President <delete] shall be Directors, but no other one of the officers need be a Director. Any two, but not more than two, of such offices may be held by the same person. [delete> The compensation of all of the officers of the Corporation shall be fixed by the Board of Directors. officers <delete] Officers elected by the Board of Directors shall hold office until their successors are chosen and qualified in their stead. Any officer elected by the Board of Directors shall hold office during the pleasure of the Board. If the office of any officer or officers becomes vacant, the vacancy may be filled by the Board of Directors.

CHAIRMAN OF THE BOARD

22.  The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other authority and perform such other duties as may be determined by the Board of Directors.

PRESIDENT

23.  The President, or such other person as designated by the Board of Directors, shall preside at all meetings of the shareholders. Subject to directions of the Board of Directors, he shall have general executive authority and responsibility with respect to the business and affairs of the Corporation, and shall have such other authority and perform such other duties as may be determined by the Board of Directors.

SECRETARY

24.  The Secretary, or another person designated by the Board of Directors, shall record all of the proceedings of the meetings of the shareholders, the Board of Directors, and the Executive Committee. He shall keep such other books as may be required by the Board of Directors, shall give notices of meetings of the shareholders, the Board, and the Executive Committee required by law, by these Regulations, or otherwise, shall attest, on behalf of the Corporation, all documents requiring the attestation of the Secretary, and shall have such authority and perform such other duties as may be determined by the Board of Directors.

TREASURER

25.  The Treasurer shall receive and have in charge all money, bills, notes, bonds, shares in other Corporations, and similar property belonging to the Corporation, and shall hold and dispose of the same as may be ordered by the Board of Directors. He shall keep accurate financial accounts and hold the same open for the inspection and examination of the Directors and shall have such authority and perform such other duties as may be determined by the Board of Directors.

OTHER OFFICERS

26.  The Vice Presidents, Assistant Secretaries, and the Assistant Treasurers, if any, and any other officers whom the Board of Directors may elect shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.

AUTHORITY TO VOTE SECURITIES

27.  The Chairman of the Board, the President, and any other officers designated by the Board of Directors are each authorized to vote, appoint proxies, and execute consents, waivers, and releases with respect to securities of other Corporations owned by the Corporation.

DELEGATION OF AUTHORITY AND DUTIES

28.  The Board of Directors is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned in these Regulations.

STOCK CERTIFICATES

29.  Every holder of shares in the Corporation shall be entitled to one or more certificates, signed by the Chairman of the Board, the President, or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, certifying the number of shares owned by him in the Corporation. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Corporation may be facsimile, engraved, stamped, or printed. Although any officer of the Corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered.

TRANSFERS OF SHARES

30.  Shares of the Corporation shall be transferable upon the books of the Corporation by the holders thereof, in person, or by a duly authorized attorney, and new certificates shall be issued upon surrender and cancellation of certificates for a like number of shares, with duly executed assignment or power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to such assignment or power of transfer as the Corporation or its agents may reasonably require.

LOST, STOLEN OR DESTROYED CERTIFICATES

31.  The Corporation may issue a new stock certificate in the place of any certificate alleged to have been lost, stolen or destroyed. The Board of Directors may require the owner, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the Directors, it is proper to do so.

TRANSFER AGENT AND REGISTRAR

32.  The Board of Directors may, from time to time, appoint, or revoke the appointment of, transfer agents and registrars and may require all stock certificates to bear the signatures of such transfer agents and registrars or any of them.

RECORD DATES

33.  The Board of Directors may fix in advance a date, not exceeding [delete> fifty <delete] sixty days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, or a date in connection with obtaining the consent of shareholders for any purpose, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, or to give such consent, and in such case only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any such record date fixed as aforesaid. In the event that no record date shall be fixed for the determination of shareholders entitled to vote at a meeting of shareholders, the record date shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, as the case may be.

REGISTERED SHAREHOLDERS

34.  The Corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Ohio.

INSPECTION OF BOOKS

35.  The Directors shall determine, from time to time, whether and if allowed, when and under what conditions and regulations, the accounts and books of the Corporation (except such as may by statute be specifically open to inspection), or any of them, shall be open to the inspection of the shareholders, and the shareholders’ rights in this respect are and shall be restricted and limited accordingly.

DIVIDENDS

36.  Dividends upon the shares of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares. Before payment of any dividend, there may be set aside, out of any funds of the Corporation available for dividends, such sum or sums as the Directors, from time to time, in their absolute discretion, think proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation; and the Directors may abolish any such reserve in the manner in which it was created.

DIRECTORS’ ANNUAL STATEMENT

37.  The Board of Directors shall present at each annual meeting, and when called for by vote of the shareholders, at any special meeting of the shareholders, a full and clear statement of the business and condition of the Corporation.

NOTICES

38.  Expect as provided in Section 39 and 40, whenever, under the provisions of these Regulations, notice is required to be given to any Director, officer or shareholder, it shall not be construed to mean personal notice, but such notice as may be given [delete> in writing by mail, by depositing the same in the post office or letter box in a postpaid, sealed wrapper, addressed to such shareholder, officer or Director at such address as appears on the books of the Corporation, <delete] by such other means as may be permitted by these Regulations [delete>; and such notice shall be deemed to be given at the time when the same shall be thus mailed <delete]. Any shareholder, Director or officer may waive any notice required to be given by law, by the Articles of Incorporation or by these Regulations and shall be deemed to have waived notice of any meeting which he shall attend without protesting, prior to or at the commencement of such meeting, the lack, of proper notice thereof.

39.  At any annual or special meeting of shareholders, proposals by shareholders shall be considered only if the shareholder intending to make the proposal is entitled to vote on the proposal at the meeting, advance notice of the intention to make the proposal is timely given in accordance with this Section 39 and the proposals are otherwise proper for consideration under applicable law and the Articles of Incorporation. Notice of any such shareholder proposal must be given in writing to the Secretary, and received at the Corporation’s principal executive offices, not less than sixty nor more than ninety days prior to the scheduled date of the meeting, as disclosed by the Corporation to its shareholders or in other public notice (including, in the case of an annual meeting, disclosure of the anticipated date of the annual meeting in the proxy statement for the previous year); except that, if notice to the shareholders or prior public disclosure of the scheduled date of the meeting is first given or made less than seventy five days prior to the date of the meeting, the written notice of the intention to make the shareholder proposal must be given to the Secretary not later than the close of business on the fifteenth day following the day on which such notice to the shareholders or public disclosure (whichever occurs earlier) is first given or made. Notice of the anticipated date of the annual meeting included the Corporation’s proxy statement for the prior year will, for this purpose, be adequate notice of the date of the meeting unless the date is subsequently advanced by more than thirty days or delayed by more than ninety days. Any notice of the intention to make a shareholder proposal shall be accompanied by the text of the proposal and a brief written statement of the reasons why the shareholder favors the proposal and shall set forth (i) the shareholder’s name and record address, (ii) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal, (iii) a description of all arrangements or understandings between the shareholder and any other person (naming that person) pursuant to which the proposal is to be made, and (iv) the number and class of all shares of the Corporation [delete>beneficial>delete]beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the Corporation) by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder). The person presiding at the meeting shall determine whether the notice of the shareholder proposal has been duly given and shall direct that the proposal not be considered if the notice (together with all information required to be submitted by the shareholder under this Section 39) has not been given.

40.  Subject to the rights of the holders of any class or series of preferred shares of the Corporation, a shareholder may make nominations for the election of Directors at an annual or special meeting of shareholders only if the shareholder intending to make the nominations is entitled to vote for the election of Directors at the meeting and written notice of the intention to make the nominations is timely given as provided in this Section 40. Notice of any such shareholder nominations must be given in writing to the Secretary, and received at the Corporation’s principal executive offices, not less than sixty nor more than ninety days prior to the scheduled date of the meeting, as disclosed by the Corporation to its shareholders or in other public notice (including, in the case of an annual meeting, disclosure in the proxy statement for the previous year); except that, if notice to the shareholders or prior public disclosure of the scheduled date of the meeting is first given or made less than seventy-five days prior to the date of the meeting, the written notice of the intention to make the nominations must be given to the Secretary not later than the close of business on the fifteenth day following the day on which such notice to the shareholders or public disclosure (whichever occurs earlier) is first given or made. Any notice of a shareholder’s intention to make such nominations shall set forth: (i) as to each person who is not an incumbent Director when the shareholder proposes to nominate that person for election as a Director, (A) the name, age, and business and residence address of that person, (B) the principal occupation and employment of that person during the past five years and the name and principal business of any Corporation or other organization in which such occupations and employment were carried on, (C) all positions of that person as a

Director, officer, partner, employee or controlling shareholder of any Corporation or other organization, (D) the class and number of shares of the Corporation that are beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the Corporation) by that person, (E) any other information regarding the person that would be required, pursuant to Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), to be included in a proxy statement of the Corporation complying with the proxy rules of the Securities and Exchange Commission if that person were nominated by the board of Directors of the Corporation, and (F) the written consent of that person to serve as a Director of the Corporation, and (ii) as to the shareholder giving the notice, (A) the name and record address of the shareholder, (B) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming that person) pursuant to which the nomination is to be made, and (D) the class and number of shares of the Corporation that are beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or the corresponding provisions of any regulations subsequently adopted by the Securities and Exchange Commission applicable to the Corporation) by the shareholder.

AMENDMENTS

41.  These Regulations may be amended, or new Regulations may be adopted, at a meeting by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on the proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise all of the voting power of the Corporation on the proposal. No amendment of these Regulations with respect to the time or place for the election of Directors shall be made within sixty days next before the day on which such election is to be held. In case of any amendment of these Regulations with respect to such time or place, notice thereof shall be given to each shareholder, in the manner provided in Section 38 of these Regulations, at least twenty days before the first election following such amendment is held. Any amendment of Section 14, Section 39, or Section 40 of these Regulations adopted by shareholders at an annual or special meeting shall only be effective for subsequent meetings and shall not eliminate or modify the prohibition on removal of Directors or the requirement for advance notice of shareholder proposals or shareholder nominations for the election of Directors, as the case may be, made at the meeting at which the amendment is adopted.

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DETACH CARD HERE

OGLEBAY NORTON COMPANY PROXY

PROXY SOLICITED ON BEHALF OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2003

At the Annual Meeting of Shareholders of Oglebay Norton Company to be held at 10:00 a.m. on Wednesday, April 30, 2003, at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, and at any adjournment thereof,                                 ,                                  and                         , and each of them, with full power of substitution (the “Proxy Committee”), are hereby authorized to represent me and to vote all of my shares on the following:

1.	Electing nine directors to Oglebay Norton’s Board of Directors. The nominees of the Board of Directors are: Malvin E. Bank, William G. Bares, James T. Bartlett, Albert C. Bersticker, John N. Lauer, Madeleine W. Ludlow, Michael D. Lundin, William G. Pryor and Judith A. Wolfe.

FOR the nominees     ❑

WITHHOLD AUTHORITY     ❑

to vote for the following nominee(s):

2.	Approval of the Amendment and Restatement of Regulations.

FOR      ❑                   AGAINST      ❑                   WITHHOLD AUTHORITY      ❑

3.	Any other business which may properly come before the Annual Meeting of Shareholders, and all adjournments thereof, in accordance with the judgment of the Proxy Committee on such business.

(Continued and to be signed on other side)

Dated , 2003

Signature

Signature

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

CHANGE OF ADDRESS: Please indicate change of address below:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY